The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated February 10, 2017

PROSPECTUS Dated February 16, 2016	Pricing Supplement No. 1,335 to
PROSPECTUS SUPPLEMENT Dated February 16, 2016	Registration Statement Nos. 333-200365; 333-200365-12
INDEX SUPPLEMENT Dated January 30, 2017	Dated March , 2017
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Fixed Income Buffered Securities with Upside Participation Based on the Value of the iShares® MSCI EAFE ETF due March 8, 2021

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Fixed Income Buffered Securities with Upside Participation Based on the Value of the iShares® MSCI EAFE ETF (the “Fund”) due March 8, 2021, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not guarantee the return of any principal at maturity. The securities will pay a fixed semiannual coupon at an annual rate of at least 1.90% (to be determined on the pricing date). At maturity, in addition to the final semiannual coupon, you will receive for each security that you hold an amount in cash that will vary depending on the closing price of the iShares® MSCI EAFE ETF, which we refer to as the underlying shares, on the four quarterly averaging dates over the last year of the term of the securities. If the arithmetic average of the closing price of the underlying shares on each of the four averaging dates (the “final share price”) has increased in value from its initial share price, you will receive a return on your investment equal to the share return. If the final share price has remained unchanged or depreciated in value from the initial share price, but has not declined by more than the buffer amount of 20% from its initial share price, the securities will redeem for par. However, if the final share price has declined by more than the buffer amount of 20% from its initial share price, investors will lose 1.25% for every 1% decline beyond the specified buffer amount. There is no minimum payment at maturity on the securities. Accordingly, investors may lose their entire initial investment in the securities. The securities are for investors who are willing to forgo market interest rates and dividend payments, who seek an equity fund-based return at maturity and who are willing to risk their principal in exchange for the buffer feature that applies to a limited range of performance of the underlying shares. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	At maturity, in addition to the final semiannual coupon payment, you will receive an amount of cash per security based on the final share price, which is the arithmetic average of the closing price of the underlying shares on each of the four averaging dates, as follows:

º	If the final share price is greater than the initial share price, meaning the value of the underlying shares, as measured on the four averaging dates, has increased from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 plus the product of $1,000 and the share return.

º	If the final share price is less than or equal to the initial share price but greater than or equal to 80% of the initial share price, meaning the value of the underlying shares, as measured on the four averaging dates, has remained unchanged or has declined by no more than the buffer amount of 20% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000.

º	If the final share price is less than 80% of the initial share price, meaning the value of the underlying shares, as measured on the four averaging dates, has declined by more than the buffer amount of 20% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to $1,000 + [$1,000 × (share return + buffer amount) × downside factor]. Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero.

Please see the graph illustrating the payment at maturity in “Hypothetical Payout on the Securities at Maturity” on PS-7.

•	The share return will be a fraction, the numerator of which will be the final share price minus the initial share price and the denominator of which will be the initial share price.

•	The buffer amount is 20%.

•	The downside factor is 1.25.

•	The initial share price will equal the closing price of one underlying share on March 3, 2017, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The final share price will equal the arithmetic average of the following, calculated on each of the four averaging dates: the product of (1) the closing price of the underlying shares on such date and (2) the adjustment factor on such date.

•	The adjustment factor will initially be set at 1.0 and may be adjusted to reflect certain events affecting the underlying shares.

•	The averaging dates will be June 3, 2020, September 3, 2020, December 3, 2020 and March 3 2021, subject to postponement for non-trading days and certain market disruption events.

•	Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI EAFE IndexSM.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $980.60 per security, or within $22.50 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the securities is 61768CFG7. The ISIN for the securities is US61768CFG78.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of the Securities.”

The securities are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

PRICE $1,000 PER SECURITY

____________________

	Price to public	Agent’s commissions and fees(1)	Proceeds to us(2)
Per security	$1,000	$0	$1,000
Total	$	$	$

(1)	MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the securities. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of the Securities—Use of Proceeds and Hedging” beginning on PS-13.

The Agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Description of the Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement, index supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the securities:

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement, index supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities do not guarantee the return of any principal at maturity. The securities will pay a fixed semiannual coupon at an annual rate of at least 1.90% (to be determined on the pricing date). The securities have been designed for investors who are willing to forgo market interest rates and dividend payments and seek a return at maturity based on the performance of the iShares® MSCI EAFE ETF, which we refer to as the underlying shares, as measured on the four averaging dates, as follows: If the value of the underlying shares, as measured on the four averaging dates, has appreciated at all as compared to the initial share price, you will realize a positive return on your investment in the securities equal to the share return. If the value of the underlying shares, as measured on the four averaging dates, has remained unchanged or depreciated in value, but has not declined by more than the buffer amount of 20% from their initial share price, the securities will redeem for the stated principal amount. However, if the value of the underlying shares, as measured on the four averaging dates, has declined as compared to the initial share price by more than the buffer amount, the payment at maturity will be less, and possibly significantly less, than the stated principal amount of the securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. All payments on the securities are subject to the credit risk of Morgan Stanley.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Each security costs $1,000	We are offering the Fixed Income Buffered Securities with Upside Participation Based on the Value of the iShares® MSCI EAFE ETF due March 8, 2021, which we refer to as the securities. The stated principal amount and original issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $980.60, or within $22.50 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the semiannual coupon rate, the buffer amount and the downside factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

The securities do not guarantee the return of any principal at maturity	Unlike ordinary debt securities, the securities do not guarantee the return of any principal at maturity. The securities will pay a fixed semiannual coupon at an annual rate of at least 1.90% (to be determined on the pricing date). At maturity, you will receive, in addition to the final semiannual coupon, for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the underlying shares on the four averaging dates, and this amount may be significantly less than the stated principal amount of the securities and could be zero. If the value of the underlying shares, as measured on the four averaging dates, declines by more than the buffer amount of 20% from the initial share price, for every 1% decline beyond the buffer amount, you will lose an amount equal to 1.25% of the principal amount of your securities. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Payment at maturity depends on the final share price	At maturity, in addition to the final semiannual coupon payment, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending upon the closing price of the underlying shares on the four averaging dates, determined as follows:

If the final share price is greater than the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + $1,000 × the share return where,
share return =	final share price – initial share price
initial share price

final share price =	The arithmetic average of the following, calculated on each of the four averaging dates: the product of (1) the closing price of the underlying shares on such date and (2) the adjustment factor on such date

initial share price =	The closing price of the underlying shares on March 3, 2017, which we refer to as the pricing date

• If the final share price is less than or equal to the initial share price but greater than or equal to 80% of the initial share price, meaning the value of the underlying shares, as measured on the four averaging dates, has remained unchanged or has declined by no more than the buffer amount of 20% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000

• If the final share price is less than 80% of the initial share price, meaning the value of the underlying shares, as measured on the four averaging dates, has declined by more than the buffer amount of 20% from the initial share price, you will receive for each $1,000 stated principal amount of securities that you hold a payment at maturity equal to:

$1,000 + [$1,000 × (share return + buffer amount) × downside factor]
where,

buffer amount = 20% downside factor = 1.25
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments on the securities are subject to our credit risk.

Beginning on PS-7, in the section titled “Hypothetical Payout on the Securities at Maturity,” we have provided a graph illustrating the payout on the securities at maturity over a range of hypothetical closing prices of the underlying shares, as measured on the four averaging dates. The examples do not show every situation that can occur.

You can review the historical values of the underlying shares in the section of this pricing supplement called “Description of the Securities—Historical Information” starting on PS-26. You cannot predict the future performance of the underlying shares based on their historical performance.

Investing in the securities is not equivalent to investing in underlying shares or the stocks that constitute the MSCI EAFE IndexSM.
Morgan Stanley & Co. LLC will be the	We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS

calculation agent	& Co. will determine the initial share price, the final share price, the share return, whether a market disruption event has occurred, whether to make any adjustments to the adjustment factor and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the Agent; conflicts of interest	The Agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of the Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” starting on PS-28.

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated February 16, 2016, the index supplement dated January 30, 2017 and the prospectus dated February 16, 2016. We describe the basic features of this type of debt security in the sections of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the securities, you should read the “Description of the Securities” section in this pricing supplement. You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of the Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUT ON THE SECURITIES AT MATURITY

The following graph illustrates the payment at maturity on the securities (aside from the final semiannual coupon payment) for a range of hypothetical percentage changes in the underlying shares. The graph is based on the following terms:

Stated principal amount:	$1,000 per security
Buffer amount:	20%
Downside factor:	1.25

•	Upside Scenario. If the final share price is greater than the initial share price, investors will receive at maturity the $1,000 stated principal amount plus 100% of the increase from the initial share price to the final share price.

•	Par Scenario. If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per security.

•	Downside Scenario. If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 20% times the downside factor of 1.25. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

o	For example, if the underlying shares depreciate 36% from the initial share price to the final share price, investors would lose 20% of their principal and receive only $800 per security at maturity, or 80% of the stated principal amount.

RISK FACTORS

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity. Investing in the securities is not equivalent to investing in the underlying shares or the stocks that constitute the MSCI EAFE IndexSM. This section describes the most significant risks relating to the securities. For a further discussion of risk factors, please see the accompanying prospectus supplement, index supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not guarantee any return of principal	The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee to pay you any of the principal amount of the securities at maturity. At maturity, you will receive, in addition to the final semiannual coupon, for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the closing price of the underlying shares on the four averaging dates. If the final share price decreases from the initial share price by more than the buffer amount of 20%, you will receive an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the value of the underlying shares, as measured on the four averaging dates, beyond the buffer amount of 20% times the downside factor of 1.25. There is no minimum payment at maturity. Accordingly, you could lose your entire initial investment in the securities. See “Hypothetical Payout on the Securities at Maturity” on PS-7.

The market price of the securities will be influenced by many unpredictable factors	Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the MSCI EAFE IndexSM, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares or equities markets generally and which may affect the final share price of the underlying shares, the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the shares comprising the MSCI EAFE IndexSM trade, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and any actual or anticipated changes in our credit ratings or credit spreads. The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “iShares® MSCI EAFE ETF; Public Information” below. You may receive less, and possibly significantly less, than the stated principal amount per securities if you try to sell your securities prior to maturity.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities on the coupon payment dates and at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The amount payable at maturity, if any, is based on the arithmetic average of the closing price of the underlying shares on each of the four quarterly averaging dates over the last year of the term of the securities, and therefore the payment at maturity may be less than if it were based solely on the closing price on the final averaging date	The amount payable at maturity, if any, will be calculated by reference to the average of the closing prices of the underlying shares on the four quarterly averaging dates over the last year of the term of the securities. Therefore, in calculating the final share price, positive performance of the underlying shares as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final share price, calculated based on the closing price of the underlying shares on the four averaging dates, may be less than the closing price of the underlying shares on the final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the closing price of the underlying shares on the final averaging date. Investing in the securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying shares.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the MSCI EAFE IndexSM	Investing in the securities is not equivalent to investing in the underlying shares, the MSCI EAFE IndexSM (the “share underlying index”) or the stocks that constitute the MSCI EAFE IndexSM. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the MSCI EAFE IndexSM.

The price of the underlying shares is subject to currency exchange risk

Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE IndexSM, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE IndexSM, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•      existing and expected rates of inflation;

•      existing and expected interest rate levels;

•      the balance of payments; and

•      the extent of governmental surpluses or deficits in the countries represented in the MSCI EAFE IndexSM and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI EAFE IndexSM and the United States and other countries important to international trade and finance.

There are risks associated with investments in securities linked to the value of foreign equity securities	The underlying shares track the performance of the MSCI EAFE IndexSM, which is linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

Adjustments to the underlying shares or to the MSCI EAFE IndexSM could adversely affect the value of the securities	As the investment adviser to the iShares® MSCI EAFE ETF, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the iShares® MSCI EAFE ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE IndexSM. MSCI may add, delete or substitute the stocks constituting the MSCI EAFE IndexSM or make other methodological changes that could change the value of the MSCI EAFE IndexSM. MSCI may discontinue or suspend calculation or publication of the MSCI EAFE Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI EAFE IndexSM and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The performance and	The Fund does not fully replicate the share underlying index and may hold securities market price of the Fund, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund that are different than those included in the share underlying index.  In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index.  Finally, because the shares of the Fund are traded on  an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on any of the averaging dates, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Fund on each of the four averaging dates, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® MSCI EAFE ETF	MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the shares of the iShares® MSCI EAFE ETF. However, the calculation agent will not make an adjustment for every event that could affect the shares of the iShares® MSCI EAFE ETF. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MS & Co. will determine the initial share price, the final share price, the share return, whether to make any adjustments to the adjustment factor and the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, certain adjustments to the adjustment factor and the selection of a successor index or calculation of the final share price in the event of a market disruption event or discontinuance of MSCI EAFE IndexSM. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of the Securities—Antidilution Adjustments,” “—Calculation Agent and Calculations,” “—Market Disruption Event,” “—

Postponement of Averaging Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and related definitions. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares or the MSCI EAFE IndexSM), including trading in the underlying shares and in other instruments related to the underlying shares or the MSCI EAFE IndexSM. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the underlying shares or the stocks that constitute the MSCI EAFE IndexSM and other financial instruments related to the MSCI EAFE IndexSM on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price, and, therefore, could increase the price at or above which the shares of the iShares® MSCI EAFE ETF must close on the averaging dates so that investors do not suffer a loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the averaging dates, could adversely affect the final share price, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The U.S. federal income tax consequences of an investment in the securities are uncertain

There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge would be imposed). U.S. investors should read the section entitled “Tax Consequences to U.S. Holders-Tax Treatment of the Securities-Potential Application of the Constructive Ownership Rule” in this pricing supplement.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Fixed Income Buffered Securities with Upside Participation Based on the Value of the iShares® MSCI EAFE ETF due March 8, 2021.

Aggregate Principal Amount	$

Pricing Date	March 3, 2017

Original Issue Date (Settlement Date)	March 8, 2017 (3 Business Days after the Pricing Date)

Maturity Date	March 8, 2021, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the final Averaging Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the final Averaging Date as postponed. See “Postponement of Averaging Dates” below.

Issue Price	100% ($1,000 per Security)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61768CFG7

ISIN	US61768CFG78

Specified Currency	U.S. dollars

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay, in addition to the final Semiannual Coupon, with respect to the $1,000 Stated Principal Amount of each Security, an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Final Share Price is greater than the Initial Share Price, meaning the value of the Underlying Shares, as measured on the four Averaging Dates, has increased from the Initial Share Price, $1,000 plus the product of $1,000 and the Share Return,

(ii) if the Final Share Price is less than or equal to the Initial Share Price but greater than or equal to 80% of the Initial Share Price, meaning the value of the Underlying Shares, as measured on the four Averaging Dates, has remained unchanged or has declined by no more than the Buffer Amount of 20% from the Initial Share Price, the Stated Principal Amount of $1,000, or

(iii) if the Final Share Price is less than the 80% of the Initial Share Price, meaning the value of the Underlying Shares, as measured on the four Averaging Dates, has declined by more than the Buffer Amount of 20% from the Initial Share Price,

$1,000 + [$1,000 x (Share Return + Buffer Amount) x Downside Factor]

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Semiannual Coupon	The Semiannual Coupon payable on this Security on each Coupon Payment Date will be payable at an annual rate of at least 1.90% for the related Interest Period (computed on the basis of a year of 360 days and twelve 30-day months). The actual Semiannual Coupon rate will be determined on the Pricing Date.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary of the amount of cash to be delivered as Semiannual Coupon pursuant to the preceding paragraph with respect to each Stated Principal Amount of each Security on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, and (ii) deliver the aggregate cash amount due with respect to the applicable Semiannual Coupon to the Trustee for delivery to the Depositary, as holder of the Securities, on the applicable Coupon Payment Date.

Interest Period	The semiannual period from and including the Original Issue Date (in the case of the first Interest Period) or the previous scheduled Coupon Payment Date, as applicable, to but excluding the following scheduled Coupon Payment Date, with no adjustment for any postponement thereof.

Buffer Amount	20%

Downside Factor	1.25

Share Return	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Share Price minus the Initial Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Return	=	Final Share Price – Initial Share Price
Initial Share Price

Initial Share Price	$ , which is the Closing Price of one Underlying Share on the Pricing Date. See “Discontinuance of the Underlying Shares

and/or Share Underlying Index; Alteration of Method of Calculation” below.

Final Share Price	The arithmetic average of the following, calculated on each of the four Averaging Dates: the product of (i) the Closing Price of the Underlying Shares on such date and (ii) the Adjustment Factor on such date, each as determined by the Calculation Agent.

Closing Price	Subject to the provisions set out under “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below, the Closing Price for one Underlying Share (or one unit of any other security for which a Closing Price must be determined) on any Trading Day shall be determined by the Calculation Agent and shall mean:

(i)       if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the Underlying Shares (or any such other security) are listed,

(ii)       if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

(iii)       if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by such exchange, or by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day shall mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as shall make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC and its successors (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” shall include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below.

Underlying Shares	Shares of the iShares® MSCI EAFE ETF

Share Underlying Index	MSCI EAFE IndexSM

Share Underlying Index Publisher	MSCI Inc. or any successor thereof

Coupon Payment Dates	Semiannually, on the 8th day of each March and September, beginning September 8, 2017; provided that if any scheduled Coupon Payment Date is not a Business Day, that Semiannual Coupon, if any, will be paid on the next succeeding Business Day and no adjustment will be made to any coupon payment made on that succeeding Business Day; provided further that the final Semiannual Coupon will be paid on the Maturity Date.

Averaging Dates	June 3, 2020, September 3, 2020, December 3, 2020 and March 3 2021.

The Final Share Price shall be determined on the final Averaging Date to occur, which shall be referred to as “the Final Averaging Date.”

If a Market Disruption Event occurs on any scheduled Averaging Date or any Averaging Date is not otherwise a Trading Day, such scheduled Averaging Date shall be subject to postponement as described under “Postponement of Averaging Dates.”

Record Date	One Business Day prior to the related scheduled Coupon Payment Date; provided that the Semiannual Coupon payable at maturity will be payable to the person to whom the Payment at Maturity will be payable.

Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “Antidilution Adjustments” below.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange LLC, NASDAQ, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the Share Underlying Index or any Successor Index (as defined below).

Antidilution Adjustments	If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor shall be adjusted by the Calculation Agent to equal the product of the prior Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor pursuant to the paragraph above shall be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted shall be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

Book Entry Security or
Certificated Security	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	Morgan Stanley & Co. LLC (“MS & Co.”)

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Price, the Final Share Price, whether a Market Disruption Event has occurred or whether to make any adjustments to the Adjustment Factor. See “—Antidilution Adjustments,” “—Market Disruption Event,” “—Postponement of Averaging Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default” and “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event means, with respect to the Underlying Shares

(i) the occurrence or existence of:

(a)    a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion, or

(b)    a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the Share Underlying Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges, in each case as determined by the Calculation Agent in its sole discretion, or

(c)    the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the Share Underlying Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to these Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Share Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Share Underlying Index will be based on a comparison of (x) the portion of the level of the Share Underlying Index attributable to that security relative to (y) the overall level of the Share Underlying Index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to the Share Underlying Index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Share Underlying Index or the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Share Underlying Index or the Underlying Shares and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Share Underlying Index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Postponement of Averaging Dates	If a Market Disruption Event occurs on any scheduled Averaging Date, or if any such scheduled Averaging Date is not a Trading Day, the Share Closing Price for such scheduled Averaging Date shall be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Share Closing Price for any Averaging Date shall not be determined on a date later than the fifth scheduled Trading Day after the scheduled Averaging Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent shall determine the Share Closing Price on such date as the mean, as determined by the Calculating Agent, of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as shall make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Share Closing Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we will, or will cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Final Averaging Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of
Method of Calculation	If the exchange-traded fund relating to the Underlying Shares is liquidated or otherwise terminated (a “Liquidation Event”), the Closing Price of the Underlying Shares on any Averaging Date following the Discontinuance or Liquidation Event shall be determined by the Calculation Agent and shall be deemed to equal the product of (i) the closing value of the Share Underlying Index (or any Successor Index, as described below) on such Date (taking into account any material changes in the method of calculating the Share Underlying Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Underlying Shares and the denominator of which is the closing value of the Share Underlying Index (or any Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Underlying Shares was available.

If the Share Underlying Index Publisher discontinues publication of the Share Underlying Index and the Share Underlying Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Share Underlying Index (such index being referred to herein as a “Successor Index”), then any subsequent Closing Price following a Liquidation Event shall be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Trading Day on which any Closing Price is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, the Share Underlying Index Publisher discontinues publication of the Share Underlying Index prior to, and such discontinuance is continuing on, any Averaging Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent shall determine the Closing Price for such date. The Closing Price shall be computed by the Calculation Agent in accordance with the formula for calculating the Share Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Share

Underlying Index without any rebalancing or substitution of such securities following such discontinuance.

iShares® MSCI EAFE ETF; Public Information	The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM. The iShares® MSCI EAFE ETF is managed by iShares®, Inc. (“iShares”), a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the the Securities and Exchange Commission (the “Commission”) by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at.www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI EAFE ETF is accurate or complete.

This document relates only to the Securities offered hereby and does not relate to the Underlying Shares. We have derived all disclosures contained in this document regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the Securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Securities and therefore the value of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Shares.

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The Securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

The MSCI EAFE IndexSM	The MSCI EAFE IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. (“MSCI”). The index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and it consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For additional information about the MSCI EAFE Index,SM see the information set forth under “MSCI EAFE IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

Historical Information	The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Underlying Shares for each quarter in the period from January 1, 2012 through February 7, 2017. The Closing Price of the Underlying Shares on February 7, 2017 was $59.65. The graph following the table sets forth the historical performance of the Underlying Shares for the period from January 1, 2012 through February 7, 2017. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.

The historical values of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Shares on the four Averaging Dates. The Final Share Price may decline below the Initial Share Price by an amount greater than the Buffer Amount so that the Payment at Maturity will be less, and possibly significantly less, than the Stated Principal Amount of the Securities.

We cannot give you any assurance that the Final Share Price, as measured on the four Averaging Dates, will increase from the Initial Share Price so that you will receive a Payment at Maturity that exceeds the Stated Principal Amount of the Securities.

iShares® MSCI EAFE ETF	High ($)	Low ($)	Period End ($)
2012
First Quarter	55.80	49.15	54.90
Second Quarter	55.51	46.55	49.96
Third Quarter	55.15	47.62	53.00
Fourth Quarter	56.88	51.96	56.82
2013
First Quarter	59.89	56.90	58.98
Second Quarter	63.53	57.03	57.38
Third Quarter	65.05	57.55	63.79
Fourth Quarter	67.06	62.71	67.06
2014
First Quarter	68.03	62.31	67.17
Second Quarter	70.67	66.26	68.37
Third Quarter	69.25	64.12	64.12
Fourth Quarter	64.51	59.53	60.84
2015
First Quarter	65.99	58.48	64.17
Second Quarter	68.42	63.49	63.49
Third Quarter	65.46	56.25	57.32
Fourth Quarter	62.06	57.50	58.75
2016
First Quarter	57.80	51.38	57.13
Second Quarter	59.87	52.64	55.81
Third Quarter	59.86	54.44	59.13
Fourth Quarter	59.20	56.20	57.73
2017
First Quarter (through February 7, 2017)	60.31	58.09	59.65

Historical Daily Closing Prices of the iShares® MSCI EAFE ETF January 1, 2012 through February 7, 2017

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.
On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the Underlying Shares, futures and options contracts on the Underlying Shares, and any component stocks of the Share Underlying Index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the Underlying Shares on the Pricing Date, and, therefore, could increase the price at or above which the Underlying Shares must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Averaging Dates, by purchasing and selling the Underlying Shares, futures or options contracts on the Underlying Shares or component stocks of the Share Underlying Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	MS & Co. will act as the agent for this offering and will not receive a sales commission in connection with sales of the Securities.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Semiannual Coupon rate, such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities or the price of the Underlying Shares. Specifically, the Agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities. We will not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Securities:

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and will make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and will not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan

Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•	purchase the securities in the original offering; and

•	hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Potential Application of the Constructive Ownership Rule. Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction.” A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the iShares MSCI EAFE Index Fund (the “ETF Shares”)). If an investment in the securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a securities could be recharacterized as ordinary income (the “Recharacterized Gain”). In addition, an interest charge would be imposed on any deemed underpayment of tax for each year that the constructive ownership transaction was outstanding. The amount of the interest charge is determined by treating any Recharacterized Gain as having accrued such that the gain in each successive year is equal to the gain in the prior year increased by the applicable federal rate (determined as of the date of sale, exchange or settlement of the securities) during the term of the constructive ownership transaction.

The amount of the Recharacterized Gain (if any) that would be treated as ordinary income in respect of a security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Even if an investment in a security is treated as a “constructive ownership transaction,” the amount of “net underlying long-term capital gain,” and therefore the amount of Recharacterized Gain, is unclear. Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•      an individual who is classified as a nonresident alien;

•      a foreign corporation; or

•      a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•    certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the securities after 2018 as being subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs and the discussion under “Tax considerations” in the accompanying free writing prospectus, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.